Exhibit 15.2

CONSENT LETTER

To	EHang Holdings Limited

1 No. 118 Dongjiang Avenue,

Huangpu District, Guangzhou, 510730

People’s Republic of China

May 15, 2026

Dear Sir/Madam:

We hereby consent to the reference of our name under the headings “Item 3. Key Information—Our Corporate Structure and Contractual Arrangements with the VIE and its Shareholders”, “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Corporate Structure”, “Item 4. Information on the Company—C. Organizational Structure”, “Item 4. Information on the Company—B. Business Overview—PRC Regulation” and “Item 10. Additional Information—E. Taxation—PRC Taxation” in EHang Holdings Limited’s Annual Report on 20-F for the year ended December 31, 2025 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, and further consent to the incorporation by reference of the summary of our opinion under these headings into the Registration Statements on Form S-8 (No. 333-237769 and No. 333-278954) and Form F-3 (No. 333-278830) of EHang Holdings Limited. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

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[Signature Page]

Yours faithfully,

/s/ Zhong Lun Law Firm
Zhong Lun Law Firm